EXHIBIT 99.1

Source: Sinoenergy Corporation

Sinoenergy Corporation Announces Fourth Quarter and 2008 Fiscal Year End Results

Wednesday December 24, 8:57 pm ET

BEIJING, Dec. 24 /PRNewswire-Asia-FirstCall/ -- Sinoenergy Corporation (Nasdaq: SNEN - News; "Sinoenergy" or the "Company"), developer and operator of retail Compressed Natural Gas (CNG) filling stations in the People's Republic of China, and a manufacturer of CNG transport truck trailers, CNG filling station equipment and CNG conversion kits for automobiles, today announced its financial results for the fourth quarter and year ended September 30, 2008.

    Fiscal 2008 Highlights
    -- Net Sales increased 120.7% to $40.94 million for the period
    -- Gross Profit increased 61.1% to $15.35 million, reflecting a Gross
       Margin of 37.5%
    -- Net Income increased 237.6 %to $16.06 million
    -- Basic Earnings Per Share of common stock increased from $0.28 to $1.02 and Diluted Earnings Per Share increased from $0.27 to $0.98

    Fourth Quarter 2008 Highlights (un-audited)
    -- Fourth quarter Net Sales increased 99.5% from the September quarter of
       2007 to a record $14.20 million
    -- Fourth quarter Gross Profit increased 5.8% from the September quarter of 2007 to $3.80 million
    -- Fourth quarter Net Income increased 411.4% from the September quarter of 2007 to $6.88 million, or $0.44 per share basic and $0.36 per share diluted

    Significant Issues Highlights
    -- Received a $17.87 million strategic investment from a group of PRC investors into Sinoenergy's subsidiary Qingdao Sinogas General
       Machinery ("Qingdao Sinogas")
    -- Approved to trade on the NASDAQ Capital Market
    -- Opened 16 CNG retail filling stations spread across 9 locations in
       Wuhan, Ping Ding Shan and Xuancheng

Commenting on the results, Mr. Bo Huang, CEO of Sinoenergy, said: "We are pleased to report another successful year for Sinoenergy in which we implemented our strategic plan for growth and diversification while generating positive financial results. Our CNG stations began generating revenue in the first quarter of this fiscal year and the CNG sales are ramping up to around 120,000 cubic meters per day for a total of 16 stations in operation as of September 30, 2008. Our sales in CNG transport equipment and conversion kits segments reached record highs as we benefited from increased demand from domestic natural gas transport companies and vehicle conversions to natural gas. In particular, our truck trailer business has been receiving a steady stream of orders.

In July of 2008, Sinoenergy successfully began trading on Nasdaq Capital Market, which raised our corporate profile and marked a significant milestone in our ongoing efforts to expand our presence in the investment community and commitment to enhancing shareholders value. In the process we hope we have made valuable contribution, however small, in focusing attention on the importance of CNG as an alternative source of energy in China."

Fourth Quarter 2008 Results

For the fourth quarter ending September 30, 2008, the net sales increased by 99.5% to $14.20 million, up from $7.08 million in the comparable quarter in 2007. Almost 50% of the increase in cash flow was from the CNG retail sales and the balance of the increase was from the sales of CNG equipment.

Gross profit for the fourth quarter of 2008 increased 5.8% from the comparable quarter of 2007 to $3.80 million.
Operating expenses in the fourth quarter of 2008 were $2.27 million, an increase of 16.4% from $1.95 million in the September quarter of 2007.

Operating income for the fourth quarter was $1.53 million, a decrease of 6.9% from $1.64 million in the September quarter of 2007.

Net income was $6.88 million in the quarter ending September 30, 2008, as compared with net income of $1.35 million for the same period in 2007, including $5.63 million other income from the sale of 24.95% equity of subsidiary Qingdao Sinogas.

2008 Full-Year Results

Net sales for the full year ending September 30, 2008 were approximately $40.94 million, a 120.7% increase from net revenue of approximately $18.55 million for the 12 months that ended on September 30, 2007. This increase resulted primarily from the increased business of our CNG equipment manufacturing segment which was $19.14 million, an increase of 103.2% year over year. Additionally, retail sales of CNG generated revenue of $3.25 million.
Gross profit for this period was $15.35 million, an increase of 61.1% from $9.53million in the 12 months that ended September 30, 2007.

The overall gross margin of 37.5% for this period was lower than that from the same period in 2007 which was 49%. The decrease in gross margin for the full year ending September 30, 2008 was the result of decrease in orders for processing customers' materials in our customized pressure containers business segment and a reduction of higher margined CNG station technical consulting services in CNG station facility and construction business segment as we shift our strength in this segment to the development and construction of our own CNG filling stations.

Operating expenses were approximately $5.77 million for the full year ending September 30, 2008, an increase of $1.50 million, or 35.4%, from the 12 months that ended September 30, 2007.

Operating income was $9.58 million, up 81.8% from $5.27 million in the 12 months ending September 30, 2007. For the CNG sales, there was $499,000 operating loss due to one-time amortization on expenses incurred prior to stations operation and accrued expenses on financing.

Net income was $16.06 million for the 12 months ended September 30, 2008 compared to net income of $4.76 million in the same period in 2007. The net income included gain of $5.63 million from the sale of 24.95% equity of subsidiary Qingdao Sinogas to a group of PRC strategic investors.

Financial Condition

As of September 30, 2008, cash totaled $9.39 million compared to $4.55 million as of September 30, 2007. Working capital as of September 30, 2008 was $35 million. Current liabilities were $28.71 million, and long term liabilities were $34 million. Stockholders' equity totaled $55.23 million, compared to $32.72 million as of September 30, 2007.

Outlook

As of September 30, 2008, Sinoenergy has a total of 16 standard stations over 9 locations opened and operating, in which 11 are located in Wuhan, 2 are located in Ping Ding Shan and 3 are located in Xuancheng. 3 Additional stations are in the commissioning process currently in Wuhan and should begin operations shortly. By the end of 2009, 24 new standard filling stations will be opened, of which 22 will be located in Wuhan and 2 will be located in Ping Ding Shan. A total of 43 standard filling stations are projected to be opened by the end of 2009.

Significant Events

On January 28, 2008, Sinoenergy signed a purchase agreement to acquire Qingdao Shan Yang Tai Chemistry Resources Development Co., Ltd. ("QSYT") for $5.33 million for its only asset: A 1.1 million square foot plot of land with an unfinished 35,067 square foot plant on it.

On March 31, 2008, Sinogas, a majority-owned subsidiary of Sinoenergy, leased out its facility in the center of Qingdao City for RMB 40 million per year with a 3-year term starting from January 2008 and moved its current operations to a facility acquired by Sinoenergy through its purchase of Qingdao Jingrun General Machinery Company ("Jingrun").

On June 6, 2008, Sinoenergy engaged Ernst & Young (China) Advisory Limited, Beijing Office ("EY Beijing") to assist the company to comply with Sarbanes-Oxley Act Section 404 requirements. The engagement lasts through the end of October 2009.

On July 30, 2008, Qingdao Sinogas, a majority-owned subsidiary of Sinoenergy, received 2 significant orders from 2 natural gas transport companies for a total of 80 CNG transport truck trailers.

On August 12, 2008, Sinoenergy signed a share exchange agreement with China New Energy Development Co. Ltd. to exchange part of the ownership between the two parties' jointly established companies, Hubei Gather Energy Co., Ltd ("Hubei Gather") and Anhui Gather Energy Co., Ltd ("Anhui Gather"). According to the share exchange agreement, Sinoenergy will transfer 25% of its ownership of Anhui Gather to China New Energy. In return, China New Energy will transfer 25% of its ownership of Wuhan Gather to Sinoenergy. Following the transaction completed by the end of August 2008 on non-cash basis, Sinoenergy now holds 80% and 20% ownership in Hubei Gather and Anhui Gather respectively.

About Sinoenergy

Sinoenergy is a developer and operator of retail CNG stations as well as a manufacturer of compressed natural gas (CNG) transport truck trailers, CNG station equipment, and natural gas fuel conversion kits for automobiles in China. In addition to its CNG related products and services, the Company designs and manufactures a wide variety of customized pressure containers for use in the petroleum and chemical industries.

Forward-Looking Statements

Statements in this press release include "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Undue reliance should not be placed on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this press release, including the risks described under "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our report on Form 10-KSB for the period ended September 30, 2008 and in other filings we make with the SEC. In addition, such statements could be affected by risks and uncertainties related to the ability to conduct business in the PRC, product demand, including the both the supply and demand for CNG, the ability of our CNG suppliers to provide us with natural gas in the quantities that we may require, our ability to develop, construct and operate a CNG station business, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, including the effect of price controls on our business, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

 -FINANCIAL TABLES FOLLOW-

Sinoenergy Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands of US dollars)

	12 Months Ended	9 Months Ended
	September 30, 2008	September 30, 2007

ASSETS
CURRENT ASSETS
Cash	$8,871	$3,322
Restricted cash	523	1,225
Accounts receivable, net	22,008	5,996
Other receivable, net	16,983	4,086
Note subscription receivable	-	29,840
Deposits and prepayments	7,918	2,795
Inventories	7,303	2,901
Deferred expenses	91	58
TOTAL CURRENT ASSETS	63,697	50,223

Long-term investments	1,568	1,592
Property, plant and equipment, net	30,298	8,388
Intangible assets	27,591	18,531
Due from related party	383	-
Other long term asset	6,891	9,599
Goodwill	1,906	729
Deferred tax asset	13	4
TOTAL NON-CURRENT ASSETS	68,650	38,843

TOTAL ASSETS	$132,347	$89,066

CURRENT LIABILITIES
Short-term bank loan	$11,953	$14,843
Notes payable	1,633	799
Accounts payable	5,894	3,166
Advances from customers	2,409	1,035
Additional interest payable under convertible note indenture	420	-
Income taxes payable	633	119
Other payables	5,341	5,181
Accrued expenses	335	395
Deferred income	95	-
TOTAL CURRENT LIABILITIES	28,713	25,538

Long-term notes payable	29,251	29,445
Long-term loans	3,667	-
Deferred tax liabilities	1,095	-
TOTAL LIABILITIES	62,726	54,983

Minority interests	14,394	1,363
Commitments

SHAREHOLDERS’ EQUITY
Common stock- par value $0.001 per share; Authorized - 50,000,000 shares; Issued and outstanding- 15,942,336 shares at September 30, 2008 and 15,709,033 at September 30, 2007	16	16
Additional paid-in capital	30,396	23,175
Retained earnings	19,953	8,217
Accumulated other comprehensive income	4,862	1,312

TOTAL SHAREHOLDERS’ EQUITY	55,227	32,720

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$132,347	$89,066

Sinoenergy Corporation and Subsidiaries Consolidated
Statements of Operations
(in thousands of US dollars)

	12 Months Ended September 30,		3 Months Ended September 30,
	2007	2008	2007	2008

NET SALES	18,552	40,940	7,116	14,195
COST OF SALES	(9,021)	(25,589)	(3,527)	(10,399)
GROSS PROFIT	9,531	15,351	3,589	3,796

OPERATING EXPENSES
Selling expenses	272	881	129	341
General and administrative expenses	3,994	4,889	1,819	1,926

TOTAL OPERATING EXPENSES	4,266	5,770	1,948	2,267

INCOME FROM OPERATIONS	5,265	9,581	1,641	1,529

OTHER INCOME(EXPENSES)
Rental income, net of land right
amortization of $176	--	3,836	--	1,333
Gain on sale of equity of subsidiary	--	7,367	--	5,630
Interest income	13	126	13	126
Interest expenses	(371)	(1,783)	(130)	(286)
Other expenses, net	34	(260)	(1)	(207)
Estimated additional interest payable
under convertible note indenture	--	(420)	--	233

OTHER EXPENSES, NET	(324)	8,866	(118)	6,829

INCOME BEFORE INCOME TAXES	4,941	18,447	1,523	8,358

Less: income taxes	79	1,309	144	587
Minority interest	106	1,082	34	893

NET INCOME	4,756	16,056	1,345	6,878

Other comprehensive income
Foreign currency translation
adjustments	931	3,550	767	(1,605)
COMPREHENSIVE INCOME	5,687	19,606	2,112	5,273

For further information, please contact:

    Sinoenergy Corporation
     Mr. Shiao Ming Sheng, CFO
     Tel:   +86-10-8492-8149
     Email:  sheng@sinoenergycorporation.com
     Web:   http://www.sinoenergycorporation.com

    CCG Elite Investor Relations Inc.